Artisan Partners Asset Management Inc. Reports June 2014 Assets Under Management
Milwaukee, WI - July 10, 2014 - Artisan Partners Asset Management Inc. (NYSE: APAM) today reported that its assets under management (AUM) as of June 30, 2014 totaled $112.0 billion. Separate accounts accounted for $47.2 billion of total firm AUM, while Artisan Funds and Artisan Global Funds accounted for $64.8 billion.

ASSETS UNDER MANAGEMENT BY STRATEGY

As of June 30, 2014 - ($ Millions)
Global Equity Team
Non-U.S. Growth	29,121
Non-U.S. Small-Cap Growth	1,665
Global Equity	328
Global Small-Cap Growth	186

U.S. Value Team
U.S. Mid-Cap Value	15,802
U.S. Small-Cap Value	3,593
Value Equity	2,154

Growth Team
U.S. Mid-Cap Growth	16,713
U.S. Small-Cap Growth	2,894
Global Opportunities	3,885

Global Value Team
Non-U.S. Value	18,298
Global Value	15,811

Emerging Markets Team
Emerging Markets	1,237

Credit Team
High Income	311
Firm Total	$112,041	[1]

[1]Includes an additional $42.5 million in assets managed in a portfolio not currently made available to outside investors to evaluate its potential viability as a strategy to be offered to clients.
ABOUT ARTISAN PARTNERS
Artisan Partners is an independent investment management firm focused on providing high value-added, active investment strategies to sophisticated clients globally. Since 1994, the firm has been committed to attracting experienced, disciplined investment professionals to manage client assets. Artisan Partners has six autonomous investment teams that oversee fourteen distinct U.S., non-U.S. and global investment strategies. Each strategy is offered through multiple investment vehicles to accommodate a broad range of client mandates. The firm’s principal offices are located in Milwaukee, San Francisco, Atlanta, New York, Kansas City and London.

Source: Artisan Partners Asset Management Inc.

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